Exhibit 99.1

OptimizeRx Engages UHY as New Independent Registered Public Accounting Firm

ROCHESTER, Mich. – June 29, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, payers, providers and patients, has engaged UHY LLP as its new auditor, effective Monday, June 22. There were no accounting disagreements or issues with the prior auditor.

UHY has 21 offices nationwide, with several local to the company’s headquarters in Southeastern Michigan. It serves companies ranging from mid-sized to the Fortune 500, throughout the U.S. and around the globe.

“We are excited to welcome UHY as our new auditor,” said OptimizeRx CFO, Doug Baker. “We anticipate using an auditor with local offices to have a significant positive impact on the efficiency of our audit, including the elimination of travel, especially in the new COVID-19 world.”

For additional details, please see the company’s Form 8-K filed Friday, June 26 and posted to the SEC Filings page on the company website.

Baker added: “Just as an update, in our Form 10-K filed on March 26, we reported on two weaknesses in internal control. They had no impact on our financial results and we received an unqualified opinion on our financial statements for the year ended December 31, 2019. They are largely behind us, and we expect them to be completely remediated and removed no later than the end of the third quarter.”

OptimizeRx also reported that it has been listed again on the Russell Microcap® and 3000® Indexes, following the conclusion of the 2019 Russell indexes annual reconstitution, effective today.

Membership in the Russell Microcap and 3000 Indexes, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective market capitalization rankings and style attributes. OptimizeRx has been listed on Russell Microcap and 3000 Indexes since 2019.

“Our renewed membership in the Russell Indexes represents another important milestone for OptimizeRx, after generating record Q1 results,” commented company CEO, William Febbo. “We believe this listing reflects that we’ve arrived at an inflection point in terms of growth and development with our acceleration in platform adoption and the further transformation of the company’s revenue model into SaaS-based enterprise-level deployments. We welcome this greater visibility in the investment community as we continue to expand our nationwide digital connectivity at the point-of-care and our customer base, which now includes Epic and Cerner Health Systems and the world’s top 20 pharmaceutical companies.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against the Russell U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information about the Russell indexes reconstitution, see the Russell Reconstitution section on the FTSE Russell website.

About UHY LLP

UHY LLP, certified public accountants, and UHY Advisors, Inc. work together in an alternative practice structure, to provide comprehensive audit, tax, advisory and related services to clients in a wide range of industries. UHY serves companies ranging from mid-sized to the Fortune 500, throughout the United States and around the globe. It has offices across the U.S. and, as a founder and independent member of UHY International, has access to international resources in nearly 320 business centers and in excess of 98 countries. For more information, go to uhy-us.com.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, styles and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

About OptimizeRx

OptimizeRx Corporation (NASDAQ: OPRX) is a digital health company that facilitates communication at point-of-care among all stakeholders in healthcare. Primarily focused on life science and payer clients, its suite of digital and mobile SaaS-based solutions enables affordability, patient adherence and care management. OptimizeRx’s network reaches more than 60% of U.S. ambulatory providers, delivering therapeutic support on specialty medications and patient financial assistance directly within a provider’s workflow through leading electronic health platforms. OptimizeRx’s fully integrated platform supports the real-time exchange of information, improving provider knowledge and patient engagement, and ultimately leading to healthier outcomes.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team